Exhibit 99.1

Depomed Announces Pricing of Upsized $300 Million Convertible Senior Notes Due 2021

Newark, Calif., September 4, 2014 — Depomed, Inc.  (Nasdaq: DEPO) today announced that it has priced its registered offering of $300 million aggregate principal amount of Convertible Senior Notes due 2021 (the “Notes”).  The offering was upsized from the previously announced $230 million aggregate principal amount. The Notes will bear interest at a rate of 2.50% per year, payable semiannually on March 1 and September 1 of each year, beginning on March 1, 2015.  Depomed, Inc. (“Depomed”) has granted the underwriters in the offering a 30-day option to purchase up to an additional $45 million aggregate principal amount of the Notes.  Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as joint book-running managers for the offering. The sale of the Notes is expected to close on September 9, 2014, subject to customary closing conditions.

Depomed estimates that the net proceeds from the offering will be approximately $290 million (or $334 million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriting discount and estimated offering expenses payable by it. Depomed intends to use the net proceeds of the offering for working capital and other general corporate purposes and potential acquisitions and strategic transactions.  There are currently no agreements or understandings with respect to any such acquisition or strategic transaction.

The Notes will be convertible into cash, shares of Depomed’s common stock or a combination of cash and shares of Depomed’s common stock, at Depomed’s election, at an initial conversion rate of 51.9852 shares of Depomed’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $19.24 per share of Depomed’s common stock.  The Notes will mature on September 1, 2021, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date.    Prior to March 1, 2021, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date.

Depomed may not redeem the Notes prior to September 5, 2019. Depomed may redeem for cash all or part of the Notes, at its option, on or after September 5, 2019 if the last reported sale price of Depomed’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Depomed provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes are being offered pursuant to an effective shelf registration statement (including a base prospectus) that has been filed with the Securities and Exchange Commission (the “Commission”).  A final prospectus supplement related to the offering will be filed with the Commission and will be available on the Commission’s website at http://www.sec.gov.  Copies of the prospectus supplement and accompanying prospectus related to the offering, when available, may be obtained by contacting Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014-4606; or RBC Capital Markets, LLC, Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, telephone: (877) 822-4089 (toll free), email: at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and CNS disorders.  Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia.  CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older).  Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults.  Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain.  Gralise and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the terms of the offering, the consummation of the offering and the anticipated use of the net proceeds therefrom; the commercialization of Gralise, CAMBIA, Zipsor and Lazanda, Depomed’s financial outlook for 2014 and expectations regarding financial results and potential business opportunities and other risks detailed in the company’s Securities and Exchange Commission filings, including the prospectus supplement relating to the offering, the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.  The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:

August J. Moretti

Depomed, Inc.

510-744-8000

MEDIA CONTACT:

Carolyn Hawley

Canale Communications for Depomed

619-849-5375